NR10-36US	November 10, 2010

International Tower Hill Mines Ltd. Announces Closing of

CAD 105,375,000 in Equity Financings

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce that the Company has closed the bought deal short form prospectus financing announced September 28, 2010 (the “Offering”).  The Company issued 10,400,000 common shares at a price of CAD 6.25 per common share for gross proceeds of CAD 65,000,000.  The syndicate of underwriters (the “Underwriters”) also exercised their over-allotment option to acquire an additional 1,560,000 common shares for additional gross proceeds of CAD 9,750,000.  Including the proceeds from the exercise of the over-allotment option, the total gross proceeds of the Offering were CAD 74,750,000.

In connection with the Offering, the Underwriters received a cash commission of 5% of the gross proceeds raised through the Offering.

In addition, the Company also announces the closing of a non-brokered private placement of 4,900,000 common shares at a price of CAD 6.25 per common share, for gross proceeds of CDN 30,625,000 (the “Private Placement”).  No finder’s fee was paid in connection with the Private Placement.  All common shares issued in the Private Placement are subject to resale restrictions in Canada and the United States.

The Company intends to use the net proceeds from the two financings for continued work on its Livengood Gold project in Alaska and for general working capital purposes.

The securities described above have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or any applicable state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the foregoing securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company focused on the ongoing development of the advanced, multimillion-ounce gold discovery at Livengood in Alaska.  ITH is committed to the aggressive development of the Livengood Project, thereby giving its shareholders the maximum value for their investment.

On behalf of

INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

Shirley Zhou, Manager - Corporate Communications

Email: szhou@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604) 638-3246 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated use of the proceeds of the Offering and the Private Placement by the Company are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to the use of proceeds from the Offering and Private Placement.  Other risks and uncertainties are disclosed in the Company’s Annual Information Form filed with certain securities commissions in Canada and the Company’s annual report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.